UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2007

D.R. Horton, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	1-14122	75-2386963
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Commerce Street, Suite 500, Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 390-8200

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective July 6, 2007, D.R. Horton, Inc. (the “Company”) entered into a Third Amendment (the “Third Amendment”) to the Company’s unsecured Revolving Credit Agreement (as previously amended, the “Credit Facility” and together with the Third Amendment, the “Amended Credit Facility”) dated December 16, 2005. The Third Amendment was entered into by and among the Company, the lenders, guarantors, administrative agent and others listed therein, with Wachovia Bank, National Association serving as Administrative Agent.  The effect of the Third Amendment was to eliminate a restriction that limited the Company’s ability to pay dividends and make other distributions to shareholders to an amount equal to fifty percent (50%) of the Company’s consolidated net income for the most recent full fiscal year ended prior to the date of such distribution. Under the Amended Credit Facility, the Company is permitted to make any such dividend or distribution to shareholders provided there is no payment default of principal, interest or other amounts payable under the Amended Credit Facility, the Company satisfies certain financial covenants contained therein and such dividend or distribution does not cause the Company not to be in compliance with such financial covenants.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit:

10.1
Third Amendment to Revolving Credit Agreement, dated July 6, 2007, among D.R. Horton, Inc., the lenders and guarantors set forth therein and Wachovia Bank, National Association, as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2007

D. R. Horton, Inc.

By: /s/ Bill W. Wheat
       Bill W. Wheat
       Executive Vice President and
       Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Third Amendment to Revolving Credit Agreement, dated July 6, 2007, among D.R. Horton, Inc., the lenders and guarantors set forth therein and Wachovia Bank, National Association, as Administrative Agent.